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                                                                 Exhibit 4.2

                                   XAIBE, INC.

                              CORPORATE RESOLUTIONS
                                FEBRUARY 23, 2001

         The undersigned representing the sole Director on the Board of Directors, as presently constituted of Xaibe, Inc., a Nevada corporation (the "Company"), in accordance with the Bylaws of the Company, hereby consent to the adoption of the following resolutions and the actions taken pursuant to these resolutions:

         RESOLVED, that the Board ratify and approve the Consulting Agreement with Steve Fodrie to provide services from June 1999 through December 31, 2000; and

         FURTHER RESOLVED, that the Company authorize the issuance of 400, 000 shares of Common Stock of the Company to Steve Fodrie under the Consultant Agreement; and

         FURTHER RESOLVED, that the Company shall issue the shares at a price of $2.25 per share, being 50% of the bid price on January 16, 2001 and the aggregate value of the shares representing reasonable compensation for the services and property received by the Company; and

         FURTHER RESOLVED, that the Company shall file a Registration Statement on Form S-8 for the purpose of registering the shares issued upon exercise of the Stock Options granted to Steve Fodrie, and that the form of the Registration Statement attached is accepted; and

         FURTHER RESOLVED, that the officers of the Company are authorized and directed to carry out the intent of these Resolutions.

Dated effective on February 26, 2001

    /s/ Jimmy Farmer
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Jimmy Farmer, President and Director